UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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TELIK, INC.

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TELIK, INC.

2100 Geng Road, Suite 102

Palo Alto, California 94303

(650) 845-7800

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 3, 2014

The following information is provided to supplement Telik’s definitive proxy statement filed on June 3, 2014, or the proxy statement. Text that is bold and struck through in the disclosures below shows text being removed from those disclosures and text that is bold and underlined below shows text being added to those disclosures. Terms used but not otherwise defined herein have the meanings given to them in the proxy statement, and all references to captions and page numbers refer to captions and page numbers in the proxy statement, respectively unless otherwise provided.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

1.	The answer to the question “What will MabVax’s stockholders receive in the merger?” commencing on page iv is amended in its entirety as follows:

The shares of Telik’s common stock held by MabVax’s equityholders upon closing of the merger (excluding any shares of Series B preferred stock and the PIPE warrants (assuming the conversion into common stock of such warrants) issued in the PIPE transaction) would represent approximately 85%, and shares of Telik’s common stock held by Telik’s current equityholders are expected to represent approximately 15%, of the Telik capital stock. Including the shares of Series B preferred stock and PIPE warrants (assuming a 1 for 1 conversion into common stock of such warrants) issued in the PIPE transaction, Telik’s equity holders other than the holders of the Series B preferred stock and PIPE warrants are expected to hold shares of common stock representing approximately 12% of the Telik capital stock. However, if Telik’s common stock is delisted from the NASDAQ Capital Market, MabVax’s equityholders will own approximately 95%, and Telik’s current equityholders will own approximately 5%, of the Telik capital stock immediately following the merger. At the effective time of the merger, each share of MabVax’s common stock will be converted into and exchanged for the right to receive a number of shares of Telik’s common stock equal to the exchange ratio calculated in accordance with the merger agreement. The exact exchange ratio per share of MabVax’s common stock will be based in part on the number of MabVax’s and Telik’s common stock outstanding or issuable pursuant to outstanding options and warrants immediately prior to the effective time of the merger and will not be calculated until that time. In addition, at the effective time of the merger, each share of MabVax’s existing Series C-1 preferred stock will be converted into and exchanged for the right to receive one share of Telik’s Series A-1 preferred stock, and each share of MabVax’s Series C-2 preferred stock (if any are issued by MabVax prior to the effectiveness of the merger) will be converted into and exchanged for the right to receive one share of Telik’s Series A-2 preferred stock. Such shares of Series C-1 preferred stock and, to the extent issued, shares of Series C-2 preferred stock, will convert into a number of shares of Telik’s common stock equal to the exchange ratio multiplied by the number of shares so converted.

2.	The section entitled “Background of the Merger” commencing on page 30 is amended in its entirety as follows:

Background of the Merger

The terms of the merger agreement between Telik and MabVax, or together the companies, and the contractual arrangements related to the PIPE transaction led by Hudson Bay Capital Management LP, or Hudson Bay, are the result of arm’s-length negotiations among the management teams, and representatives of the management teams, of Telik, MabVax, and Hudson Bay, under the guidance of each company’s board of directors, and involving outside advisors retained by each of the companies. The following is a summary of the background of these negotiations, the merger, the PIPE transaction, and related transactions.

In 2013, the FDA approved a Phase 3 trial design for Telik’s lead drug candidate, Telintra. Because Telik’s resources were insufficient to fund further development of Telintra®, in March 2013, Telik engaged Needham & Company, LLC, or Needham, to provide assistance and counsel in identifying and engaging potential investors or strategic partners to advance the Telintra program. During the period from March 2013 to March 10, 2014, Needham contacted approximately 115 potential investors and partners, of which approximately 74 were financial investors and approximately 41 were strategic investors. Telik entered into nondisclosure agreements with 16 of these entities and shared information concerning its research with most of the signatory companies pursuant to the nondisclosure agreements. Of those 16 companies, 10 were financial investors and 6 were strategic investors. Needham’s outreach was supplemented by contacts and relationships developed by Telik’s management and board, and by Telik’s external business development advisor. Discussions with each of the companies contacted focused on financing Telik’s potential Phase 3 trial of Telintra that had been approved by the U.S. Food and Drug Administration, licensing arrangements concerning the Telintra program, a business combination, or some blend of the foregoing. Regarding the financial investors, the lack of interest was mostly due to their perception that Telik’s Phase 2 clinical trial data with respect to the study of the oral formulation of Telintra provided insufficient evidence to warrant the financial risk of funding a full Phase 3 clinical trial pursuant to the proposed protocol. Regarding the strategic investors, the lack of interest was mostly due to reasons specific to their strategic priorities.

On February 18, 2014, Telik’s counsel received a telephone call from a representative of certain potential investors that later participated in the PIPE transaction, or the Investors, requesting counsel convey to Telik the investors’ interest in initiating potential strategic discussions. Telik’s counsel conveyed such message to Telik. On February 24, 2014, a representative of Hudson Bay described to Michael M. Wick, Telik’s President and Chief Executive Officer, the outline of a potential merger involving an undisclosed, oncology-based biotechnology company and, later that day, representative of Hudson Bay provided to Dr. Wick a form of nondisclosure agreement to enable further discussion.

On February 27, 2014, following a discussion, Telik and Hudson Bay signed a mutual nondisclosure agreement. Later that day, Dr. Wick provided to Hudson Bay a summary of Telik’s research programs and business and discussed the summary and proposed merger with a representative of Hudson Bay in greater detail.

On March 5, 2014, representatives of Hudson Bay met with J. David Hansen, MabVax’s Chief Executive Officer and a founder, and Gregory Hanson, MabVax’s Chief Financial Officer, and discussed the potential merger. On the same day, a representative of Hudson Bay introduced Dr. Wick to Messrs. Hansen and Hanson by email.

On March 7, 2014, Dr. Wick spoke with Mr. Hansen by telephone about the potential merger. Each described his respective company, and each agreed to continue the discussion under a nondisclosure agreement. Following the call, Mr. Hansen provided to Dr. Wick a form of nondisclosure agreement between Telik and MabVax that would facilitate further discussion, and the parties signed a mutual nondisclosure agreement later the same day.

On March 13, 2014, Mr. Hansen proposed to Dr. Wick a draft, non-binding term sheet for a possible merger transaction between Telik and MabVax. The term sheet included the structure and certain preliminary terms of the merger, including equity consideration, the board composition of the combined company, and a potential consulting arrangement with Dr. Wick, as well as exclusivity, termination, expenses, and other customary provisions. The equity consideration in the term sheet proposed that Telik equityholders would hold approximately 12% of the combined company, while MabVax equityholders would receive shares in the merger representing approximately 88%.

On March 14, 2014, Messrs. Hansen and Hanson met in person with Telik’s management team at Telik’s facility in Palo Alto, California. At this meeting, Mr. Hansen raised the potential that Dr. Wick become a member of the Board of Directors of the proposed new entity should the parties agree on a merger so that Dr. Wick could transfer knowledge of Telintra to the new entity and draw upon his board and oncology development experience to consult with the new entity. Dr. Wick and Mr. Hansen did not discuss compensation for such a Board position, but Dr. Wick presumed that such compensation would be the same as the compensation other directors of the new entity would receive and might include stock options. The March 14 meeting was attended by, on behalf of Telik, Dr. Wick, Steven R. Schow, Telik’s Vice President, Research, Wendy K. Wee, Telik’s Vice President, Finance and Controller, and William P. Kaplan, Telik’s Vice President, General Counsel and Corporate Secretary. At the meeting, Dr. Wick reviewed Telik’s business and Telintra development program, and Mr. Hansen reviewed the business and clinical development programs of MabVax. The parties discussed the respective research programs and the general parameters of the potential merger, including the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of the Telik public company infrastructure. Also at the meeting, Dr. Wick informed Messrs. Hansen and Hanson that the equity split was not acceptable to Telik and countered with a proposal in which Telik equityholders would receive approximately 15%, while MabVax equityholders would receive shares representing approximately 85%.

Messrs. Hansen and Hanson agreed to the proposed equity split informally. At the conclusion of the meeting, the parties agreed, subject to the approval of their respective boards of directors, to proceed with the preparation of agreement drafts relating to the merger.

A meeting of Telik’s board of directors was held on March 17, 2014, at which the directors discussed the terms of the potential transaction involving a merger with MabVax. The directors authorized Dr. Wick to further negotiate the merger and determine further details on which Telik, MabVax, and the Investors were to agree, consistent with the interests and guidelines expressed at the meeting and including the authority to attempt to negotiate for more equity in accordance with the interests of the stockholders. Dr. Wick stated that 15% equity of the combined company was MabVax best and final offer and the board agreed to continue negotiations. The board designated its member, Edward W. Cantrall because of his experience and knowledge to work with the Company’s management on behalf of the board, to consider and evaluate the transaction as it may develop, and to discuss with, and make recommendations to, the full board regarding the contemplated merger.

Later in the day of March 17, 2014, Dr. Wick, Ms. Wee, and Messrs. Kaplan, Hansen, and Hanson met by conference call, further discussed the merger, and agreed to establish a working group to prepare draft documents.

On March 19, 2014, a conference call was held among Mr. Kaplan, attorneys representing MabVax, and attorneys representing Telik, at which drafting responsibilities of each party were agreed upon. A further conference call among Dr. Wick, Ms. Wee, and Messrs. Kaplan, Hansen, and Hanson was held later the same day at which further detail concerning the merger was discussed. There was no discussion of benefits to Dr. Wick in either call.

During the period of March 20, 2014 through March 27, 2014, the parties and their attorneys held several discussions regarding the terms of the merger, and on March 28, 2014, the parties reviewed a draft agreement and plan of merger prepared by attorneys for MabVax. On April 1, 2014, Dr. Wick and a representative of Hudson Bay discussed the estimated budget needed to complete the merger and terms of a potential PIPE transaction with the Investors in order to fund merger related expenses and enhance Telik’s ability to remain listed on the NASDAQ Capital Market. Dr. Wick and the Hudson Bay representative held further discussions concerning the PIPE transaction on April 2, 2014, and on April 3, 2014, Hudson Bay proposed to Telik a term sheet for $2.5 million in financing.

On April 7, 2014, Dr. Wick reviewed with representative of Hudson Bay, among other matters concerning the PIPE transaction, Telik’s requirement to have adequate cash under specified conditions during the pendency of the merger. During the ensuing period, the parties negotiated the provisions of the term sheet, and a final term sheet was signed on April 9, 2014 by Telik and on April 10, 2014 by Hudson Bay. Shortly thereafter, attorneys representing Hudson Bay began the preparation of contracts related to the PIPE transaction.

During the ensuing period, the parties exchanged drafts of the merger and PIPE transaction documents and met periodically to review and negotiate the terms of the contracts. On April 23, 2014, Telik’s board of directors met telephonically to review, discuss, and provide direction regarding the merger agreement and PIPE transaction, or collectively the arrangement. On April 30, 2014, the Telik board met again for the same purpose, as the parties drew near an agreement on all of the terms. During this period Needham began to formalize its fairness opinion regarding the arrangement.

On May 5, 2014, Telik’s board of directors met to authorize the arrangement. Telik’s counsel reviewed the terms of the arrangement and related agreements, including the merger agreement between Telik and MabVax and contracts related to the PIPE transaction, and answered questions presented by the directors. Representatives of Needham delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of May 5, 2014 and based upon and subject to the assumptions and other matters set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Telik. Telik’s board approved the arrangement, including all of the associated documents and contracts, subject to receipt of the final, written fairness opinion, which Needham provided later the same day.

On May 12, 2014, following further discussion and finalization of documents, the parties entered into the merger agreement and securities purchase agreement, along with other agreements related to the arrangement. Telik and MabVax publicly announced the arrangement at 4:30 pm U.S. Eastern time the same day through press releases issued individually by each party.

3.	The section entitled “Telik’s Reasons for the Merger” commencing on page 32 is amended in its entirety as follows:

Telik’s Reasons for the Merger

In reaching its determination that the merger agreement and the transactions contemplated thereby were advisable, fair and in the best interests of Telik and its stockholders, the board of directors based its determination on its assessment of the following factors:

Comprehensive Strategic Review Process. The board of directors of Telik, with the assistance of Needham, had undertaken a comprehensive and thorough process of reviewing and analyzing potential strategic partners with the goal of identifying opportunities that create the best value for Telik’s stockholders. This process is discussed in detail in the section entitled “Opinion of Telik’s Financial Advisor” below.

Telik’s Market Opportunity and Competition. Telik’s Telintra® is a Phase 3 product candidate for the treatment of lower risk Myelodysplastic Syndrome, or MDS. MDS currently afflicts 300,000 people worldwide, with 45,000 cases in the U.S. MDS patients commonly develop severe anemia, requiring frequent blood transfusions. MDS also carries a risk of transforming to acute myeloid leukemia.

Lower risk MDS continues to represent an unmet medical need and significant commercial opportunity. Where treatment of lower risk MDS is undertaken, the leading therapy is currently Lenalidomide (Revlimid®), which is approved for the treatment of a sub-type of MDS in the US and Japan representing about 10 to 15% of the total MDS patient population. Lenalidomide is used off-label in the more common type of MDS, but is significantly less effective in these patients. Typical current charges for Lenalidomide therapy is in the range of $8,500 per month.

Telik retains the exclusive, worldwide rights in Telintra. In addition, Telintra in MDS has received orphan status designation from the FDA, thus extending its period of marketing exclusivity and further enhancing the commercial opportunity.

Telik Equityholders’ Ownership Percentage in Combined Company. Telik equityholders are expected to hold approximately 15% of the combined company, while MabVax equityholders are expected to receive shares in the merger representing approximately 85%, after giving effect to any outstanding MabVax and Telik options and warrants. However, if Telik’s common stock is delisted from the NASDAQ Capital Market, MabVax’s equityholders will own approximately 95%, and Telik’s current equityholders will own approximately 5%, of the Telik capital stock immediately following the merger.

Strategic Alliance Opportunity. Telik believes the merger will enable Telik and MabVax, each of which is focused on the clinical development of novel cancer therapies, to create synergies by combining their cancer pipelines and provide for more efficient use of clinical development assets.

4.	The section entitled “Opinion of Telik’s Financial Advisor on page 35 is supplemented with the following disclosure:

In evaluating the transaction, the Board and its financial advisors considered projections provided by MabVax of expenses that may be incurred, and revenue and income that may be recognized, following close of the transaction. The Company does not include those projections herein because they were not prepared for reliance by investors, nor in accordance with Generally Accepted Accounting Principles. Following the close of the transaction, the Company will review the performance of the business and consider whether and when to provide investors with forward-looking guidance about the Company’s future prospects and financial results.

5.	The paragraph entitled “Liquidation Value Analysis” on page 37 is amended in its entirety as follows:

Liquidation Value Analysis. Needham reviewed the liquidation value analysis below as prepared by Telik management to analyze possible scenarios in the event the merger is not consummated and additional sources of liquidity are not available to Telik. Telik management’s analysis reviewed the possible values of Telik’s net assets in a liquidation based upon cash on hand less liabilities and estimated expenses associated with winding down its operations. The results of this analysis showed that cash on hand would be insufficient to cover the book value of Telik’s liabilities as of April 30, 2014 and estimated expenses associated with winding down operations by approximately $1.0 million and that net realizable proceeds from liquidation of Telik’s intellectual property assets are not expected to be sufficient to generate a positive value after providing for those liabilities and expenses.

6.	The paragraph entitled “Liquidation Value Analysis” on page 37 is further supplemented with the following disclosure:

Telik, Inc.
Liquidation Analysis
4/30/2014

Cash and near Cash on Hand
Cash on Hand	$864,000

Deposit refund	12,000

$876,000

Liabilities and Expenses Due Upon Liquidation
Accounts payable & accrued liabilities	$1,005,000

Accrued compensation	236,000

Total current liabilities	$1,241,000
Other
D&O tail policy premium	285,000
Legal fees for informal dissolution	100,000
Trust account and fees to Trustee/Admin	100,000
Document storage	96,000
Moving, sale, destruction of property	25,000

Lessor/end of lease matters	10,000

Total Liabilities and Expenses Due Upon Liquidation	$1,857,000

Subtotal (difference between liquidation costs and cash/near cash on hand)	$(981,000)

Management Estimates of Potential
Net Realizable Proceeds from IP Liquidation
Telintra IP	200,000
TLK60404 IP	15,000
TLK60357 IP	10,000

TLK60596 IP	10,000

Sub-total	$235,000

Proceeds Deficit	$(746,000)

7.	The first paragraph of the section entitled “Merger-Related Compensation” commencing on page 42 is amended in its entirety as follows:

~~On May 12, 2014, concurrently with the execution and delivery of the merger agreement and a~~As a condition to the merger agreement, Drs. Wick, Schow, and Brown, Mr. Kaplan, and Ms. Wee have each entered into a Separation Agreement and Release with the Company, each effective as of the date of the merger, or the Separation Agreements, in which they agree to give up certain benefits under the Change of Control Severance Benefit Plan, as set forth below. The Separation Agreements were signed on or about May 7, 2014. Under the Separation Agreements, Drs. Wick, Schow, and Brown, Mr. Kaplan and Ms. Wee have each agreed to resign from their positions as officers of the Company, effective as of and contingent upon the closing date of the merger, in exchange for severance benefits of $172,000, $120,000, $136,000, $118,000, and $118,000, respectively. In addition, the respective Separation Agreements provide that each will waive certain rights they may have, including, without limitation, any benefits under the Company’s existing Change of Control Severance Benefit Plan with respect to a Change in Control, as such term is defined in such plan, and, with respect to Dr. Wick, any benefits entitled pursuant to the Employment Agreement dated December 17, 2008. Dr. Wick will provide consulting services to the combined company following the merger pursuant to a consulting agreement signed May 7, 2014. The consulting agreement will take effect upon the closing of the merger and remain in effect for six months. Pursuant to the consulting agreement, Dr. Wick will receive no additional cash compensation but will be reimbursed for actual and reasonable expenses incurred in connection with his provision of the consulting services.

8.	The section entitled “Legal Proceedings” commencing on page 43 is supplemented with the following disclosure:

On June 13, 2014, Hudson Bay Master Fund Ltd., Hudson Bay Capital Management LP, Hudson Bay IP Opportunities Master Fund LP, and BIO IP Ventures LLC sent Telik Inc. a letter seeking indemnification of all costs and expenses related to the Litigation.

9.	The section entitled “Nominees for Election for a Term until the Closing of the Merger, or if the Merger Is Not Completed until the 2017 Annual Meeting” commencing on page 80 is amended in its entirety as follows:

Nominees for Election for a Term until the Closing of the Merger, or if the Merger Is Not Completed, until the 2017 Annual Meeting

Edward W. Cantrall, Ph.D., 82, has served as a member of the Board of Directors since May 2002 and is being nominated for reelection. Dr. Cantrall has served as a consultant to biotechnology and genomics companies since May 1998. From November 1997 to May 1998, Dr. Cantrall served as Vice President and General Manager for Molecular Informatics, Inc., a subsidiary of the Perkin-Elmer Corporation, and prior to the acquisition of Molecular Informatics by Perkin-Elmer Corporation in November 1997, he served as President and Chief Executive Officer of Molecular Informatics. He was Chief Executive Officer and President of the National Center for Genome Resources from January 1995 to November 1996. From September 1986 to July 1994, Dr. Cantrall served as Vice President of Operations at Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company which was subsequently acquired by Wyeth Laboratories, Inc. He has served as a member of the Board of Managers of The Health Enterprise Group since 2000. His fields of expertise include pharmaceutical development and manufacturing. Dr. Cantrall holds a Ph.D. degree in organic chemistry from the University of Illinois and an M.B.A. degree in industrial management from Fairleigh Dickinson University. Dr. Cantrall was asked to join the Board of Directors originally by Dr. Wick.

Steven R. Goldring, M.D., 70, has served as a member of the Board of Directors since May 2002 and is being nominated for reelection. Dr. Goldring has served as Chief Scientific Officer of the Hospital for Special Surgery in New York since July 2006. From 1996 to July 2006, Dr. Goldring was a Professor of Medicine at Harvard Medical School and Chief of Rheumatology at Beth Israel Deaconess Medical Center. He has also served as the Director of the New England Baptist Bone and Joint Institute, in collaboration with the Beth Israel Deaconess Medical Center since its establishment in 1996. Dr. Goldring serves on the osteoporosis and rheumatology clinical advisory boards for Merck & Co., Inc. and Eli Lilly and Company, and serves as an advisor to numerous biotechnology companies. He has established a clinical research program at Beth Israel Deaconess Medical Center. Dr. Goldring has served as a consultant or Principal Investigator in the pharmaceutical industry and for National Institutes of Health sponsored research programs and as a consultant to numerous biotechnology and pharmaceutical companies. He received his medical training at Peter Bent Brigham Hospital and the Massachusetts General Hospital. He is the author of numerous scientific publications. Dr. Goldring holds an M.D. degree from Washington University School of Medicine. Dr. Goldring was asked to join the Board of Directors originally by Dr. Wick.

10.	The section entitled “Director Continuing in Office until the Closing of the Merger, or if the Merger is Not Completed, until the 2015 Annual Meeting” on page 81 is hereby amended in its entirety as follows:

Richard B. Newman, Esq., 75, has served as a member of the Board of Directors since April 2003. Mr. Newman is currently President and Treasurer of D&R Products Co., Inc., which designs, develops and manufactures orthopedic, vascular and other surgical medical devices and instruments for major medical device and instrument manufacturers in the United States and Europe. He has served in this role since 1983. Mr. Newman holds an A.B. degree from Harvard College and an LL.B. degree from the Harvard Law School. Mr. Newman was asked to join the Board of Directors originally by Dr. Wick.

11.	The table entitled “Security Ownership of Principal Stockholders and Management of MabVax” commencing on page 131 is supplemented with the following disclosure:

Hudson Bay IP Opportunities Master Fund LP holds 1,431,369 shares of MabVax Series C-1 convertible preferred stock, MabVax warrants exercisable to purchase up to 715,685 shares of Series C-1 convertible preferred stock and MabVax warrants exercisable to purchase up to 2,862,738 shares of MabVax common stock. Hudson Bay Master Fund Ltd. holds 596,404 shares of MabVax Series C-1 convertible preferred stock, MabVax warrants exercisable to purchase up to 298,202 shares of MabVax Series C-1 preferred stock and MabVax warrants to purchase up to 1,192,808 shares of MabVax common stock. Hudson Bay IP Opportunities Master Fund LP and Hudson Bay Master Fund Ltd. share a common manager.

As described on page 126 of the proxy statement, the MabVax Series C-1 convertible preferred stock, MabVax warrants exercisable to purchase MabVax common stock and MabVax warrants exercisable to purchase shares of MabVax Series C-1 convertible preferred stock each contain limitations that prevent the holder from acquiring shares of MabVax common stock that would result in the aggregate number of shares beneficially owned by such a holder and its affiliates exceeding 4.99% of the total number of shares of MabVax common stock then issued and outstanding.

Cautionary Statement Regarding Forward-Looking Statements

These Definitive Additional Materials contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Telik, Inc. or MabVax, the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Telik and MabVax undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. We use words such as “believes,” “projects,” “will,” and similar expressions or derivations of these words to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents Telik and MabVax have filed with the SEC as well as the possibility that: (1) Telik may be unable to obtain stockholder approval required for the proposed transaction; and (2) the proposed transaction is subject to closing conditions which, if not met or waived, would cause the transaction not to be consummated. Neither Telik nor MabVax gives any assurance that either Telik or MabVax will achieve its expectations. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Telik and MabVax described in the “Risk Factors” section of the proxy statement, Telik’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. All forward-looking statements included in this document are based upon information available to Telik on the date hereof, and neither Telik nor MabVax assumes any obligation to update or revise any such forward-looking statements.

Additional Information and Where To Find It.

In connection with the proposed transaction, Telik has filed and may be filing documents with the SEC, including the definitive proxy statement. The proxy statement was mailed to Telik’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT TOGETHER WITH THE DISCLOSURES ABOVE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on Telik’s website at www.telik.com and by contacting Telik’s Controller at (650) 845-7700.

Telik, MabVax and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Telik in connection with the proposed transaction. Information regarding the special interests of Telik’s directors and executive officers and MabVax’s directors and executive officers in the proposed transaction is included in the proxy statement described above. These documents are available free of charge at the SEC’s web site at www.sec.gov or at Telik’s website at www.telik.com.